July 19, 2024

State Street Bank and Trust Company

One Congress Street

Boston, MA 02114

Re:	AQR Funds (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established two series of shares to be known as AQR Sustainable Long-Short Equity Carbon Aware Fund and AQR Managed Futures Strategy HV Fund (the “Portfolios”).

In accordance with Section 20.5, the Additional Portfolios provision, of the Master Custodian Agreement dated as of October 4, 2013 (as amended, modified, or supplemented from time to time, the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests, as of the date hereof, that State Street act as Custodian for the new Portfolios under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.6.2 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

AQR Funds
on behalf of:
AQR Sustainable Long-Short Equity Carbon Aware Fund and AQR Managed Futures Strategy HV Fund

By:	/s/ Nicole DonVito
Name:	Nicole DonVito
Title:	Chief Legal Officer, Secretary & Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Richard DeLuca
Name:	Richard DeLuca
Title:	Vice President

AQR Capital Management, LLC | One Greenwich Plaza | Greenwich, CT 06830 | U.S. | p: +1.203.742.3600 | f: +1.203.742.3100 | w: aqr.com